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                                                                  EXHIBIT 3.1(f)

                         ARTICLES OF INCORPORATION OF

                        IMPERIAL CREDIT WORLDWIDE, LTD.


     ONE:    The name of the corporation shall be Imperial Credit Worldwide,
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Ltd.

     TWO:    The purpose of the corporation is to engage in any lawful act or
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activity for which a corporation may be organized under the General Corporation
Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporation Code.

     THREE:  The name and address in the State of California of the
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corporation's initial agent for service of process are as follows:  General
Counsel, 23550 Hawthorne Boulevard, Building 1, Suite 240, Torrance, CA  90505.

     FOUR:   This corporation is authorized to issue One Thousand shares of
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capital stock, divided into such classes and with such rights and preferences as the Board of Directors shall fix by resolution or resolutions which may increase or decrease the number of shares in any class or series, provided the Board shall not decrease the number below the number then outstanding. The Board of Directors is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, the redemption price or prices and the liquidation preferences, if any, of any wholly unissued class of shares or any wholly unissued series of any class of shares.

     DATED:  April 25, 1997


                                            _________________________________
                                            Dorothy M. Bryan, Incorporator

     I hereby declare that I am the person who executed the foregoing Articles of Incorporation, which execution is my act and deed.


                                            _________________________________
                                            Dorothy M. Bryan